EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Date:	October 25, 2004
Contacts:	Ken Taylor, SVP/CFO
Hope Attenhofer, VP/Marketing Director
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP THIRD QUARTER EARNINGS INCREASE 30% TO RECORD $3.9 MILLION

Porterville, CA – October 25, 2004 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced record financial results for the third quarter and first nine months of 2004. Net income for the third quarter of 2004 increased 30% to $3.94 million, or $0.39 per diluted share, compared to $3.04 million, or $0.30 per diluted share, in the same quarter a year ago. Sierra Bancorp generated a return on average equity of 23.7% in the third quarter of 2004 compared to 20.9% in the same quarter last year, and its return on average assets was 1.66% in the third quarter of 2004 compared to 1.62% for the same quarter the previous year. For the nine months ended September 30, 2004, Sierra Bancorp’s net income was $10.02 million, or $0.99 per diluted share, and return on average equity was 21.1%. Year-to-date earnings were 26% higher than for the same period in the previous year. Total assets increased 24% to $948 million at the end of September 2004, from $762 million at the end of September 2003.

James C. Holly, President and CEO, stated, “we are gratified by these results, which manifest the high expectations we have for the Company and the hard work of all involved.” He also observed, “Our current financial performance is, in part, a reflection of the fact that Sierra Bancorp is continually evolving and adapting to take advantage of emerging opportunities. Significant management effort is now being expended to ensure that the appropriate corporate structure and culture are in place to achieve superior performance going forward, while preserving our ability to provide high-quality customer service and add value to the communities within which we operate.”

Financial Highlights (fiscal quarter and nine months ended 9/30/04, compared to quarter and nine months ended 9/30/03)

•	Net interest income increased 21% for the quarter and 22% for comparative year-to-date results

•	Non-interest expenses declined slightly for the quarter and were held to a 5% year-to-date increase

•	Pre-tax income rose 44% to $5.9 million for the quarter, and 43% to $15.4 million for the first nine months

•	Due to unresolved REIT taxation issues and the resulting adjustments, the provision for income taxes is 84% higher for the quarter and 93% higher year-to-date

•	In 2004, net charge-offs are only 0.03% of average loans for the third quarter and 0.14% year-to-date

•	Total non-performing assets fell $3.5 million, or 42%, to $4.9 million at September 30, 2004 from $8.4 million at September 30, 2003

•	A leverage strategy executed in April 2004 added more than $100 million to investment balances, and accounts for the bulk of the $123 million increase in securities and fed funds sold

•	Demand deposits increased 18% and low-cost NOW/savings deposits increased 21% from September 30, 2003 to September 30, 2004

•	Other interest-bearing liabilities increased $99 million, primarily from the addition of Federal Home Loan Bank (FHLB) funding for the leverage strategy

•	Subordinated debentures doubled, to $30.9 million from $15.5 million, due to the Company’s issuance of additional trust-preferred securities in March 2004

(more)

Sierra Bancorp 2004 Third Quarter Profits Increase 30%

October 25, 2004

Operating Results (third quarter and first nine months of 2004)

Relative to the same periods in the prior year, net interest income was $1.9 million higher in the third quarter and $5.8 million higher in the first nine months of 2004. This is primarily due to growth in average earning assets, but was enhanced by exceptional increases in demand and savings deposit balances.

As expected, the Company’s net interest margin declined subsequent to the implementation of a leverage strategy in April 2004, which involved the purchase of over $100 million in mortgage-backed securities that are funded by collateralized borrowings from the FHLB. “The leverage transaction has added over $800,000 to net interest income since inception and is thus enhancing our return on equity, but it has lowered our net interest margin and our return on assets to levels below what they would otherwise be,” stated Ken Taylor, Chief Financial Officer. He explained that this is the result of the addition of a relatively large balance of earning assets with a spread substantially lower than the Company’s pre-leverage net interest margin.

The Company’s loan loss provision was $200,000 higher for the third quarter, and $748,000 higher on a year-to-date basis in 2004 than in 2003. The provision was increased despite lower loan charge-offs and a significant drop in non-performing assets, mainly due to loan growth and additional economic considerations, including the recent relatively rapid increase in real estate prices.

Non-interest income, consisting mainly of service charges on deposits, continued to grow although at a slower rate than in recent years. Taylor explained that the deceleration is due to the promotion of, and subsequent growth in, “free” consumer demand deposit accounts. Those accounts are initially free of service charges, but have nevertheless provided interest-free funding for the Company and have increased cross-sell opportunities for other deposit accounts and consumer loans. Other non-interest income looks particularly strong on a year-to-date basis, increasing by $364,000, or 14%, mainly because of rental income from operating leases and increased fee income from a larger volume of ATM and POS transactions.

Salaries and benefits were 12% lower for the quarter and 2% lower on a year-to-date basis, thus causing total operating (non-interest) expense to fall by 1% in the third quarter of 2004, and to increase by only 5% year-to-date. The reduction in salaries is primarily the result of the deferral of additional costs directly related to successful loan originations, due to substantially increased activity in consumer loans and home equity lines. These deferred loan origination costs are amortized over the life of the related loans as a reduction in yield. Since loan fees have also increased, however, yields have not been negatively impacted. Occupancy expense increased 17% for the quarter and 18% for the first nine months due to rent and depreciation expense associated with new branches, depreciation expense on equipment purchased in connection with the company’s core processing conversion in January 2004, and depreciation expense on equipment leased to customers under operating leases.

Because of the strong growth in income relative to expenses, the company’s efficiency ratio (tax-equivalent) improved by over 800 basis points to 49.3% in the third quarter of 2004 from 57.4% in the same quarter a year ago. “We expect certain overhead expenses to increase as we continue our de novo branch expansion,” explained Taylor, “and our legal and regulatory compliance burden also continues to grow, similar to many if not all financial institutions and publicly-traded companies. We feel that our year-to-date efficiency ratio is sustainable, however, and could possibly even improve as growth in existing branches engenders additional economies of scale.”

Pretax income increased 44% to $5.9 million in the third quarter of 2004 compared to $4.1 million in the third quarter of last year, while pre-tax income for the nine months ended September 30, 2004 increased by 43% to $15.4 million. Taxes, however, took a large bite out of this increase, going up by 910,000, or 84% for the quarter, and $2.6 million, or 93% year-to-date. “The tax provision for most of 2003 factored in benefits from the Bank’s REIT, although effective as of year-end 2003 the company has not been accruing for any REIT-related tax benefits,” explained Taylor.

(more)

Sierra Bancorp 2004 Third Quarter Profits Increase 30%

October 25, 2004

Exacerbating this impact for the year-to-date results was an additional $400,000 tax provision in the second quarter of 2004, subsequent to the payment of taxes asserted by California’s Franchise Tax Board to be owed for 2002 on REIT consent dividends. REIT-related issues in the State of California have still not been resolved, and a substantial income tax refund to the Company will result if a final resolution confirms the Company’s claim that it has a valid REIT and is entitled by law to certain related tax benefits, although no assurance can be given that this will occur.

Balance Sheet Growth (at September 30, 2004)

Total assets increased 24% to $948 million from $762 million a year ago. The major source of asset growth was the investment portfolio, which was $204 million at the end of September 2004, or $123 million higher than at the end of September 2003. This increase was primarily due to implementation of the aforementioned leverage strategy, however net loan and lease balances also grew by $65 million, or 11%, to $643 million from $578 million at the end of the third quarter of 2003. Due to focused marketing efforts, consumer loans grew at the fastest rate of all loan categories, increasing by $7 million, or 17%, to $47 million at the end of September 2004 from $40 million at the end of September 2003. In terms of pure volume growth, real estate loans, comprised primarily of loans secured by commercial properties, grew $57 million, or 14%, to $463 million and currently account for 71% of gross loans. Commercial and industrial loans and leases, the next largest segment, grew 3% from year ago levels and account for 15% of the total loan portfolio.

Non-performing assets improved significantly, dropping 42% to $4.9 million, or 0.52% of total assets, compared to $8.4 million, or 1.10% of total assets a year ago. At quarter-end, the allowance for loan losses stood at $8.5 million, or 1.30% of gross loans compared to $6.2 million, or 1.05% of total loans a year ago. The percent of net charge-offs to average loans was 0.14% in the nine months ended September 30, 2004 compared to 0.31% for the same period last year.

Deposits grew 9% to $719 million, with demand deposits up 18%, NOW and savings balances up 21%, and time deposits up 3%. Non-interest bearing deposits as a percent of total deposits improved to 30% from 28% a year ago.

Subordinated debentures were $31 million at September 30, 2004, double their level of a year ago due to the issuance of additional trust-preferred securities in March 2004. Other interest-bearing liabilities increased 502% to $118 million at September 30, 2004, compared to $20 million at September 30, 2003. This was primarily due to additional collateralized borrowings from the Federal Home Loan Bank which were acquired to fund the leverage transaction.

Total capital increased 18% to $69.1 million at September 30, 2004, or $7.21 per share, compared to $58.6 million, or $6.28 per share a year ago.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra, the largest independent bank headquartered in the South San Joaquin Valley. The Bank operates eighteen branch offices and two agricultural credit centers. In July 2004, US Banker magazine ranked Sierra Bancorp as the nation’s 16th best-performing publicly-traded community bank in the nation, based on three-year average return on equity. More information about Bank of the Sierra is available on the Bank’s web site, www.bankofthesierra.com.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies there from, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings.

(more)

Sierra Bancorp 2004 Third Quarter Profits Increase 30%

October 25, 2004

CONSOLIDATED INCOME STATEMENT

	3-Month Period Ended:			9-Month Period Ended:
(in $000’s, unaudited)	9/30/2004	9/30/2003	% Change	9/30/2004	9/30/2003	% Change
Interest Income	$13,476	$10,915	23.5%	$37,845	$31,377	20.6%
Interest Expense	2,274	1,629	39.6%	5,986	5,286	13.2%

Net Interest Income	11,202	9,286	20.6%	31,859	26,091	22.1%
Provision for Loan & Lease Losses	1,000	800	25.0%	2,673	1,925	38.9%

Net Int after Loan Loss Prov	10,202	8,486	20.2%	29,186	24,166	20.8%

Service Charges	1,575	1,537	2.5%	4,672	4,405	6.1%
Loan Sale & Servicing Income	155	145	6.9%	429	339	26.5%
Other Non-Interest Income	988	886	11.5%	2,940	2,576	14.1%
Gain (Loss) on Investments	14	150	-90.7%	19	115	-83.5%

Total Non-Interest Income	2,732	2,718	0.5%	8,060	7,435	8.4%

Salaries & Benefits	2,990	3,407	-12.2%	10,038	10,254	-2.1%
Occupancy Expense	1,608	1,375	16.9%	4,498	3,796	18.5%
Other Non-Interest Expenses	2,397	2,295	4.4%	7,340	6,799	8.0%

Total Non-Interest Expense	6,995	7,077	-1.2%	21,876	20,849	4.9%
Income Before Taxes	5,939	4,127	43.9%	15,370	10,752	43.0%
Provision for Income Taxes	1,996	1,086	83.8%	5,355	2,774	93.0%

Net Income	$3,943	$3,041	29.7%	$10,015	$7,978	25.5%

TAX DATA
Tax-Exempt Muni Income	$317	$375	-15.5%	$988	$1,201	-17.7%
Tax-Exempt BOLI Income	$176	$266	-33.8%	$622	$682	-8.8%
Interest Income - Fully Tax Equiv	$13,639	$11,108	22.8%	$38,354	$31,996	19.9%

NET CHARGE-OFFS	$204	$600	-66.0%	$898	$1,688	-46.8%

PER SHARE DATA

	3-Month Period Ended:			9-Month Period Ended:
(unaudited)	9/30/2004	9/30/2003	% Change	9/30/2004	9/30/2003	% Change
Basic Earnings per Share	$0.41	$0.33	24.2%	$1.06	$0.86	23.3%
Diluted Earnings per Share	$0.39	$0.30	30.0%	$0.99	$0.80	23.8%
Common Dividends	$0.09	$0.08	12.5%	$0.27	$0.24	12.5%

Wtd. Avg. Shares Outstanding	9,532,498	9,302,657		9,433,255	9,278,885
Wtd. Avg. Diluted Shares	10,133,300	10,043,714		10,095,704	10,001,101

Book Value per Basic Share (EOP)	$7.21	$6.28	14.8%	$7.21	$6.28	14.8%
Tangible Book Value per Share (EOP)	$6.64	$5.69	16.7%	$6.64	$5.69	16.7%

Common Shares Outstanding (EOP)	9,582,308	9,324,927		9,582,308	9,324,927

KEY FINANCIAL RATIOS

	3-Month Period Ended:		9-Month Period Ended:
(unaudited)	9/30/2004	9/30/2003	9/30/2004	9/30/2003
Return on Average Equity	23.68%	20.92%	21.08%	19.19%
Return on Average Assets	1.66%	1.62%	1.51%	1.50%
Net Interest Margin (Tax-Equiv.)	5.33%	5.72%	5.49%	5.69%
Efficiency Ratio (Tax-Equiv.)	49.30%	57.38%	53.69%	60.44%
Net Charge-Offs to Avg Loans	0.03%	0.10%	0.14%	0.31%

AVERAGE BALANCES

	3-Month Period Ended:			9-Month Period Ended:
(in $000’s, unaudited)	9/30/2004	9/30/2003	% Change	9/30/2004	9/30/2003	% Change
Average Assets	$942,852	$745,208	26.5%	$883,510	$711,400	24.2%
Average Earning Assets	$847,825	$657,590	28.9%	$788,272	$627,098	25.7%
Average Gross Loans & Leases	$636,492	$573,687	10.9%	$624,011	$537,091	16.2%
Average Deposits	$722,465	$631,699	14.4%	$700,436	$608,226	15.2%
Average Equity	$66,256	$57,677	14.9%	$63,462	$55,584	14.2%

(more)

Sierra Bancorp 2004 Third Quarter Profits Increase 30%

October 25, 2004

STATEMENT OF CONDITION

	End of Period:
(in $000’s, unaudited)	9/30/2004	12/31/2003	9/30/2003	Annual Chg
ASSETS
Cash and Due from Banks	$32,609	$53,042	$45,023	-27.6%
Securities and Fed Funds Sold	204,103	86,560	81,255	151.2%

Agricultural	14,811	13,693	14,767	0.3%
Commercial & Industrial	95,984	92,248	93,183	3.0%
Real Estate	463,088	431,231	406,547	13.9%
SBA Loans	21,148	21,964	21,415	-1.2%
Consumer Loans	46,592	41,106	39,963	16.6%
Credit Card Balances	10,473	10,439	10,269	2.0%

Gross Loans & Leases	652,096	610,681	586,144	11.3%
Deferred Loan Fees	(1,062)	(1,716)	(1,999)	-46.9%

Loans & Leases Net of Deferred Fees	651,034	608,965	584,145	11.5%
Allowance for Loan & Lease Losses	(8,476)	(6,701)	(6,176)	37.2%

Net Loans & Leases	642,558	602,264	577,969	11.2%

Bank Premises & Equipment	19,433	18,291	17,847	8.9%
Other Assets	48,945	41,517	40,275	21.5%

Total Assets	$947,648	$801,674	$762,369	24.3%

LIABILITIES & CAPITAL
Demand Deposits	$217,951	$196,392	$185,204	17.7%
NOW / Savings Deposits	124,548	105,690	102,572	21.4%
Money Market Deposits	136,795	130,803	139,727	-2.1%
Time Certificates of Deposit	240,061	251,592	232,905	3.1%

Total Deposits	719,355	684,477	660,408	8.9%

Subordinated Debentures	30,928	15,464	15,464	100.0%
Other Interest-Bearing Liabilities	118,342	33,262	19,664	501.8%

Total Deposits & Int.-Bearing Liab.	868,625	733,203	695,536	24.9%

Other Liabilities	9,888	8,495	8,231	20.1%
Total Capital	69,135	59,976	58,602	18.0%

Total Liabilities & Capital	$947,648	$801,674	$762,369	24.3%

CREDIT QUALITY DATA
	End of Period:
(in $000’s, unaudited)	9/30/2004	12/31/2003	9/30/2003	Annual Chg
Non-Accruing Loans	$2,343	$6,477	$7,072	-66.9%
Over 90 Days PD and Still Accruing	509	206	7	7171.4%
Other Real Estate Owned	2,039	2,784	1,319	54.6%

Total Non-Performing Assets	$4,891	$9,467	$8,398	-41.8%

Non-Perf Loans to Total Loans	0.44%	1.09%	1.21%
Non-Perf Assets to Total Assets	0.52%	1.18%	1.10%
Allowance for Ln Losses to Loans	1.30%	1.10%	1.05%

OTHER PERIOD-END STATISTICS
	End of Period:
(unaudited)	9/30/2004	12/31/2003	9/30/2003
Shareholders Equity / Total Assets	7.3%	7.5%	7.7%
Loans / Deposits	90.7%	89.2%	88.8%
Non-Int. Bearing Dep. / Total Dep.	30.3%	28.7%	28.0%

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